Exhibit 99.1
SanDisk Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	January 1, 2006	October 2, 2005
ASSETS	(unaudited)	(unaudited)	January 2, 2005*
Current Assets:
Cash and cash equivalents	$762,058	$764,612	$463,795
Short-term investments	935,639	890,938	859,175
Investment in foundries	18,338	19,410	20,398
Accounts receivable, net	329,014	211,219	194,535
Inventories	331,584	286,878	196,422
Deferred tax asset	95,518	77,250	83,150
Other current assets	103,584	37,022	62,653

Total current assets	2,575,735	2,287,329	1,880,128

Property and equipment, net	211,092	179,822	147,231
Notes receivable, FlashVision	61,927	64,442	35,413
Investment in foundries	11,013	8,611	14,377
Investment in FlashVision	161,080	166,041	178,681
Investment in Flash Partners	42,067	21,461	24,192
Deferred tax asset	—	16,275	1,861
Other non-current assets	57,273	35,543	38,297

Total Assets	$3,120,187	$2,779,524	$2,320,180

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Current Liabilities:
Accounts payable	$231,208	$146,317	$82,974
Accounts payable to related parties	74,121	71,160	48,115
Accrued payroll and related expenses	55,614	46,230	41,786
Income taxes payable	2,165	17,382	39,139
Research and development liability, related party	4,200	5,000	5,549
Other current accrued liabilities	53,546	44,336	45,584
Deferred income on shipments to distributors and retailers and deferred revenue	150,283	170,634	90,307

Total current liabilities	571,137	501,059	353,454

Deferred revenue and non-current liabilities	25,259	19,662	26,576

Total Liabilities	596,396	520,721	380,030

Commitments and contingencies

Stockholders’ Equity:
Common stock	1,622,007	1,484,927	1,406,553
Retained earnings	906,624	772,710	520,240
Accumulated other comprehensive income	2,635	8,921	18,893
Deferred compensation	(7,475)	(7,755)	(5,536)

Total stockholders’ equity	2,523,791	2,258,803	1,940,150

Total Liabilities and Stockholders’ Equity	$3,120,187	$2,779,524	$2,320,180

*Information derived from the audited Consolidated Financial Statements.